EXHIBIT 99.1

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED SHARE REPURCHASE PROGRAM

The Board of Directors (the “Board”) of Inland Diversified Real Estate Trust, Inc., a Maryland corporation (the “Company”), has adopted this Amendment (this “Amendment”) to the Amended and Restated Share Repurchase Program of the Company (the “Program”).  The effective date of this Amendment is November 1, 2011.

1.

Defined Terms.  Any term used in this Amendment that is not otherwise defined herein shall have the meaning ascribed to such term as provided in the Program.

2.

Amendment to Section 3(a).  The first sentence of Section 3(a) of the Program is hereby amended by deleting it in its entirety and replacing it with the following:

The Company may repurchase Shares, including fractional Shares, upon the death of a stockholder who is a natural person, including Shares held by the stockholder through a trust, or an IRA or other retirement or profit-sharing plan, after receiving a written request pursuant to Section 4(a) from (i) the estate of the stockholder, (ii) the recipient of the Shares through bequest or inheritance, even where the recipient has registered the Shares in his or her own name or (iii) in the case of the death of a grantor who purchased Shares and held those Shares through a trust, the beneficiary of the trust, even where the beneficiary registered the Shares in his or her own name subsequent to the death of the grantor, or, with respect to a revocable grantor trust, the trustee of that trust.

3.

Continuing Effect.  Except as otherwise set forth in this Amendment, the terms of the Program shall continue in full force and effect and shall not be deemed to have otherwise been amended, modified, revised or altered.